NEWS For Immediate Release

Editorial Contact: Joe Horine

614-726-4775

joe.horine@quest.com

Investor Contact: Scott Davidson

949-754-8659

scott.davidson@quest.com

QUEST SOFTWARE RECEIVES NASDAQ NOTICE REGARDING LATE FILING

OF FORM 10-K

ALISO VIEJO, Calif., March 9, 2007 - Quest Software, Inc. (Nasdaq: QSFT) today announced that, as expected, the company received an additional Nasdaq Staff Determination letter on March 5, 2007 indicating that the company is not in compliance with the continued listing requirement set forth in Nasdaq Marketplace Rule 4310(c)(14). The letter was issued in accordance with Nasdaq procedures when the company did not file its Annual Report on Form 10-K for the year ended December 31, 2006 on or before the filing deadline. As previously disclosed, Quest Software received similar Nasdaq Staff Determination letters when the company did not file its quarterly reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006 on a timely basis.

The company has submitted a request for continued listing and additional time within which to complete the necessary SEC filings to the Nasdaq Listing and Hearing Review Council.

About Quest Software, Inc.

Quest Software, Inc. delivers innovative products that help organizations get more performance and productivity from their applications, databases and Windows infrastructure. Through a deep expertise in IT operations and a continued focus on what works best, Quest helps more than 50,000 customers worldwide meet higher expectations for enterprise IT. Quest Software can be found in offices around the globe and at www.quest.com.

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Quest and Quest Software are registered trademarks of Quest Software, Inc. The Quest Software logo and all other Quest Software product or service names and slogans are registered trademarks or trademarks of Quest Software, Inc. All other trademarks and registered trademarks are property of their respective owners.

Quest Software Receives Nasdaq Notice Regarding Late Filing of Form 10-K Page 2 of 2

Forward Looking Statements

This release includes forward-looking statements concerning the listing status and potential delisting of Quest Software common stock from the Nasdaq Global Select Market. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ from those anticipated as a result of various factors, risks and uncertainties, including those resulting from the conclusions of the special committee concerning matters relating to our historic stock option grants and related accounting; the ultimate determinations of the amounts and timing of stock-based compensation resulting from such conclusions as well as other potential adjustments that may result from our internal review of historic financial statements for the periods in question; our ability to meet the requirements of the NASDAQ Global Select Market for continued listing of our shares, including additional listing requirements or conditions which have been or may be imposed or any determinations which may be made by the Nasdaq Listing and Hearing Review Council; potential claims and proceedings relating to the foregoing matters, including shareholder litigation and action by the SEC or other governmental agencies; other actions taken or required as a result of the investigation; and negative tax or other implications for the company resulting from the accounting adjustments and other factors. For a discussion of these and other related risks, please refer to our recent SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2005, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.